Exhibit 5.1

November 30, 2012

NetApp, Inc.

495 East Java Drive

Sunnyvale, California 94089

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NetApp, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, in connection with the registration under the Securities Act of 1933, as amended, of 115,731 shares of the Common Stock of the Company, par value $0.001, for issuance pursuant to the CacheIQ, Inc. 2010 Equity Incentive Plan (the “2010 Plan”) and 152,523 shares of the Common Stock of the Company, par value $0.001, for issuance pursuant to the CacheIQ, Inc. 2012 Equity Incentive Plan (the “2012 Plan”). The shares of Common Stock issuable pursuant to the 2010 Plan and 2012 Plan are referred to herein as the “Shares.”

In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the 2010 Plan or 2012 Plan, as applicable, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

DLA PIPER LLP (US)

/s/ DLA Piper LLP (US)